Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
September 20, 2011

Simulations Plus Submits Bid in Chapter 11 Bankruptcy Proceedings for Assets of Entelos

LANCASTER, CA, September 20, 2011 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today announced that it has submitted a bid to purchase substantially all of the assets of Entelos, Inc., in an auction supervised by and in accordance with certain bidding procedures approved by the United States Bankruptcy Court for the District of Delaware and pursuant to the provisions of Section 363 of the U.S. Bankruptcy Code.  The auction will take place on September 21, 2011, and, if the Company’s bid is selected as the highest or best bid, then a sale hearing is expected to be held on September 23, 2011, to approve the sale of the assets.

As with any similar transaction, the bid remains subject to being accepted as the highest and best bid, as well as bankruptcy court approval, and other uncertainties.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. Our wholly owned subsidiary, Words+, Inc., provides assistive technologies to persons with disabilities, including the computerized communication system used by world-famous theoretical astrophysicist Professor Stephen Hawking.  For more information, visit our Web sites at www.simulations-plus.com and www.words-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – There can be no assurances that the Company will be the successful bidder in this auction, nor that if the Company is successful, that the acquisition of the referenced assets will result in any particular positive impact on the Company’s revenues and earnings. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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